EXHIBIT 99.1

LETTER TO SHAREHOLDERS OF SOUPMAN, INC.

FROM: JAMIESON KARSON

      CEO AND CHAIRMAN

      SOUPMAN, INC.

January 20, 2017

Dear Fellow Shareholders,

In the Q1 2017 fiscal quarter ending November 30, 2016 which has just been reported, the total revenue for this quarter was $1.050 million, our Tetra Pak sales increased 121% over Tetra Pak sales vs. Q1 2016 on top of the 92% Tetra Pak sales increase for the fiscal year ending August 31, 2016 over the prior year. We are encouraged as this is the fourth consecutive quarter of Tetra Pak sales increases and we exceeded our earlier guidance of 117%.

We believe this increase is primarily due to the following factors: (i) increased varieties of soup on shelf per store over last year; (ii) increased case sales per store from an average of 1.5 cases sold per month per store last year to an average of 2.7 cases sold per month per store this year and (iii) increased store count bringing the total number of stores to approximately 6,500 stores. In this month’s letter, I have set forth an analysis of our marketing and promotional efforts over the quarter measured against our results. Targeted marketing and promotional efforts including sampling, in-store radio and personal appearances by the “Soupman” at stores and in the media, are the primary reason that we were able to increase market share and increase selling velocity per store per month.

We spent $127,000 more on marketing and promotional activity in Q1 2017 versus Q1 2016. A portion of the benefits of the increased spend are realized in the short term and a portion is an investment in the longer term. As this relates to overall quarterly performance, of the total operating loss of $886,000 in Q1 2017, $331,000 was spent on marketing and promotional activity in Q1 and $285,000 was non-cash stock grants to outside third parties and to employees pursuant to contract.  Therefore, excluding those non-cash items and the marketing and promotional spending from Q1 2017 vs. Q1 2016 when compared on an apples to apples basis, operating expenses actually decreased by $9,000 in Q1 2017 over Q1 2016.

Increasing the velocity of our inventory turns at existing accounts monthly is our overarching goal. Faster inventory turns on shelf has been shown to cause three things to happen: (i) in the short term, re-orders typically become more frequent and larger in overall dollars, (ii) in the longer term, retailers who already carry our product are more willing to accept additional SKUs (varieties) for their next season thus driving topline sales, and (iii) in the longer term, new retailers will view the IRI selling data and will be more likely to add our product to their soup aisles. The larger grocery chains generally add new products and SKUs once per year in the Fall and sometimes in January.

Different accounts require different tactics and therefore, we are customizing our tactics and programs to maximize inventory turns in the most cost-efficient manner. At Kroger, an account that for the past year has kept our SKU count identical (3.5 SKUs per store across approximately 2000 stores), our sales increased by 62% for Q1 2017 versus Q1 2016. Several factors have led to this sales increase this Fall: (i) utilizing Larry Thomas, the “Seinfeld” Soupman, to make personal appearances and sample in store and appear on local media; (ii) discounting the on-shelf price from $3.49 to $2.99 during certain promotional periods; and (iii) running a 30-second in-store radio commercial twice per hour/every hour in approximately 300 Kroger test stores for a 4 week period.

We analyzed the actual costs of all three initiatives measured against the number of stores that experienced sales lifts, and we concluded that in-store radio provided the most impactful cost/benefit. Specifically, we tested in-store radio in approximately 300 Kroger stores in Atlanta and Cincinnati, which is only 15% of the Kroger stores we are in, and in approximately 150 stores in other accounts spread across Florida, NYC Metro and Ohio market trade areas. At Kroger our sales in these test stores increased by 44% in the 4-week test period over the same for the prior 4-week period, this on top of the 62% sales increases at Kroger chain-wide year over year for Q1 2017. The increases at the other 150 stores exceeded these results on a percentage basis.

The cost of our in-store radio program was $12 per store per week compared to sampling which is $200 for 4 hours per store. Given those strong results we believe that in-store radio is currently the most cost-effective way to reach the largest number of customers at Kroger and therefore, we intend to expand this program at all 2,000 Kroger stores and at as many other large accounts as possible throughout the year.

At Publix during Q1 2017 during product sampling events in their stores, we surveyed 1,456 Publix customers who tasted our soups and 92% of those tested concluded that they would buy our product and 25% of those bought it on the spot (see results below). This supports our contention that once consumers try our soup they are highly likely to purchase it because of the superior taste and quality of our soup when compared to any other soups on the market. Our Publix sales are up over 100% for Q1 2017 vs. Q1 2016 in the 1,100 stores we are in, however Publix is one of a handful of accounts that does not permit in-store radio commercials.  So, at Publix in 2017, we intend to focus on promotions, such as 2 for $6 to drive consumer trial and inventory turns as in-store sampling in 1,100 stores would be too expensive.

At ShopRite, Acme and Fairway, all of which are in our NYC tristate home market and have far fewer stores than Kroger or Publix, we can sample in a cost-effective way with our own sampling team. The most meaningful emotional connection to the consumer is made through sampling combined with the Soupman’s personal in-store appearances supported by regional media appearances and localized social media outreach. At ShopRite we have invested significantly in sampling to drive sales because on a per store basis, we have experienced the highest case sales/store per month at this account. We have robust selling on a per store basis at Costco Midwest (30 of 82 stores) and Costco Northwest (20 of 65 stores) this past Fall and we utilized sampling to gain trial at this account too.

Our efforts over the past year have been geared to driving Tetra Pak sales by building points of distribution. Now that we have approximately 6,500 points of distribution, our efforts will focus on driving sales in those existing stores. That means we intend to spend considerably less on slotting to add new accounts and more on specific initiatives as discussed above to drive inventory turns at existing accounts. Our efforts have been  and must continue to be devoted to increasing inventory turns at all existing accounts,  establishing new points of distribution and creating consumer awareness of the product availability and quality.  We believe, therefore, it would be too early to measure return on capital unless and until those efforts generate sufficient annual topline of at least $6 million. Further to the point, we are a young growth brand and micro category leader and as such top line sales and repeat sales/turns at the store level are most important measure of the business. Our lobster bisque in a short time has become the # 1 selling lobster bisque in the country at all our accounts surpassing or replacing brands that have been on shelf for many years. We intend to remain the leader in the premium seafood soup category and build on this success with other unique varieties that we make with intentions to continue to bring innovation to the dreary soup aisle nationwide.

On a forward-looking basis, while we cannot provide guidance for Q2 2017 as we have 6 weeks to go. Our Tetra Pak sales for the month of December 2016 are up over 300% vs. December 2015 on an unaudited basis. In general terms, for our next fiscal quarter, expect a meaningful increase in Tetra Pak sales, a decrease in non-marketing and promotional related cash operating expenses and a decrease in overall gross margin to the extent selling is significant at Costco since Costco gross margins are typically in the 20% range compared to approximately 30% gross margin at other accounts, however, since the marketing spend required at Costco is less, it equates to a similar net margin. Gross margins will improve in 2017 with sales increases based on economies of scale with larger volume ingredient purchases. Nonetheless, the operating burn has decreased over the past 12 months and will continue to do so, notwithstanding greater marketing and promotional spending, and we project positive operating income in 2017.

Given the further reductions to operating expenses implemented in January 2017, including payroll reductions,  and based upon our current sales trends, we reasonably believe that the current stock price does not reflect quarter over quarter positive sales increases or other positive developments, nor does it reflect in our opinion, fair value.

Please email any thoughts, questions or comments you may have to me at jamie@originalsoupman.com. I will continue to provide these business updates on a monthly basis and look forward to your feedback. Thank you.

This letter may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include statements regarding our plan for 2017, general expectations for Q2 2017 and ability to continue to grow Soupman's brand presence. All forward-looking statements in this letter are made as of the date of this letter, and the Company assumes no obligation to update these forward-looking statements other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements such as our ability to implement our plan for 2017, accounting adjustments to be made in connection with the Q2 review, our ability to continue to grow our brand presence  and the risk factors discussed in the Business and Management's Discussion and Analysis sections in our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K.